Exhibit 10.17
PAY SCALE AGREEMENT

This Pay Scale Agreement ("Agreement") is made and entered into between Mississippi Lignite Mining Company ("MLMC"), a Texas joint venture authorized to do business in the State of Mississippi, and Choctaw Generation Limited Partnership by Choctaw Generation, Inc., its general partner, ("CGLP"), a Delaware limited partnership authorized to do business in the State of Mississippi (MLMC and CGLP are referred to collectively as the "Parties"), effective as of the last date acknowledged below.
W I T N E S S E T H:

WHEREAS, MLMC and CGLP are parties to the Lignite Sales Agreement dated April 1, 1998, as amended (the "Lignite Sales Agreement" or "LSA");
WHEREAS, in the Settlement Agreement and Release, effective September 9, 2003 ("Power Escalation Settlement") MLMC and CGLP agreed to change the "Point of Delivery" from the Truck Hopper to the C5A and C5B Conveyors;
WHEREAS, CGLP has requested that the location of the one existing Pay Scale be changed from its current location on the C1 Conveyor and converted into two Pay Scales, one on each of the-C5A and C5B Conveyors;
WHEREAS, MLMC has verbally agreed to the change in the Pay Scale location and the configuration thereof;
WHEREAS, CGLP completed the installation and material testing of the C5A and C5B Conveyor "Pay Scales" on April23, 2004 and performed material tests again in October 2004 and March 2005. The results of these tests showed that the initial Pay Scale calibrations performed by the vendor were not correct. Although this miscalibration resulted in errors in the weight of the lignite delivered between April2004 and March 2005, CGLP and MLMC agree that those errors are not significant;
WHEREAS, CGLP has requested that LSA Section 5.02 be amended to provide that the Pay Scale "error outside the manufacturer's allowable tolerance by more than one-half percent (0.5%) of the base quantity being measured" be changed to the Pay Scale "error outside the manufacturer's allowable tolerance of the base quantity being measured";
WHEREAS, MLMC has requested that LSA Section 8.02 be amended to provide that the Seller's invoice to the Buyer be changed from "on or after the tenth (10th) Day of each Month" to "on or after the fifth (5th) Day of each Month"; and
WHEREAS, the Parties desire to compromise and settle all of the claims between them concerning the Pay Scale(s), including without limitation, any credited tonnage as it relates to past invoices (the "Pay Scale Settlement").
NOW, THEREFORE, in consideration of the recitals set forth above, the mutual promises, agreements, covenants and provisions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1. Change in Pay Scale Location. Contemporaneously with the execution of this Agreement, the Pay Scales(s) shall be moved from the C1 Conveyor to the C5A and C5B Conveyors. As specified in Section 3 of the Power Escalation Settlement, CGLP shall assume custody and risk of loss of the lignite due to fire at the discharge of the Lignite Handling Feeder Breaker. Lignite ownership shall transfer from MLMC to CGLP at the C5A and C5B Pay Scales.
2. Daily Quantities. With the change in location of the existing Pay Scale, the attached

Exhibits Al and A2 illustrate and depict how the daily quantity of Dedicated Lignite or Alternative Fuel is determined.
3. Amendments of LSA. The Parties further agree that existing LSA Sections 5.02 and 8.02 shall be deleted and replaced with the revised LSA Sections 5.02 and 8.02 that are set forth in the attached Exhibit B of this Agreement.
4. Mutual Release. MLMC and CGLP, together with their related entities, partners, parents, subsidiaries, affiliates, past or present officers, officials, directors, employees, agents, representatives, attorneys, successors, and assigns, hereby release, remise, cancel, acquit, relinquish, and forever discharge each other and their related entities, partners, parents, subsidiaries, affiliates, past or present officers, officials, directors, employees, agents, representatives, attorneys, successors, and assigns from any past or present claims and disputes which have arisen under the LSA relating to the Pay Scales.
5. Ownership of Claims. The Parties hereby represent and warrant to one another that each is the sole owner of each and every claim, cause of action, right, and chose in action being released herein, that each has not previously assigned or encumbered same, and that each has the full right, power and authority to enter into this Agreement and to consummate the transactions contemplated by it.
6. No Liability. Nothing in this Agreement shall be construed as or constitute an admission of liability in any way to any of the claims being released herein, the same being expressly denied.
7. Jointly Drafted. This Agreement is a negotiated agreement and shall be construed without regard to the identity of the person(s) who drafted the various provisions thereof. Every provision of this Agreement shall be construed as though all Parties participated equally in the drafting thereof. Any legal rule of construction that a document is to be construed against the drafting party shall not be applicable and is expressly waived by the Parties.
8. Voluntary Agreement. The Parties agree and represent that they have been represented by counsel of their choosing, have read this Agreement, know and understand its contents, terms and implications, and that it has been executed under free will and action.
9. Integration Clause. This Agreement represents and contains the entire agreement and understanding between the Parties related to the final compromise and settlement of the past and existing matters relating to the Pay Scales and any and all previous statements or understandings, whether express or implied, oral or written, relating to the settlement of any disputes relating to the Pay Scales are fully extinguished and superseded by this Agreement. Further, this Agreement may not be altered or varied except by writing signed by the Parties.
10. Applicable Law. This Agreement is entered into in Texas and is to be governed by and construed under the internal laws of Texas, without giving effect to the conflict of laws principles thereof, and the laws of the United States of America to the extent they preempt or supersede Texas law.
11. Counterparts. This Agreement may be executed in identical counterparts, each of which shall be considered an original for all purposes.
12. Authority to Sign. The Parties hereby represent and warrant that each of them and any person(s) executing this Agreement on their behalf have the full power and authorization to execute this Agreement in the capacity stated therein, and that upon their execution of the same it is and shall be binding upon the Parties thereto and their respective related entities, parents, subsidiaries, affiliates, past or present officers, officials, directors, employees, agents, representatives, attorneys, successors, and assigns.

13. Affirmation of LSA. Except as referred to in Paragraph 3 of this Agreement, this Agreement does not replace, alter, or modify the terms of the LSA, which is still in force and effect, and this Agreement is entered into by CGLP and MLMC without an admission of fault, or liability. Further, this Agreement is intended solely and exclusively for the benefit of the Parties. Nothing in this Agreement shall be construed to confer any rights, benefits, or otherwise, on any third parties, nor shall this Agreement be deemed to create any contractual relationship with or cause of action in favor of any third party.
14. Defined Terms. Capitalized terms in this Agreement shall have the meaning set forth herein or if no definition is provided herein, such terms shall have the meaning as defined in the LSA.

[SIGNATURES NEXT PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the last date acknowledged below.

MISSISSIPPI LIGNITE MINING COMPANY

By:	/s/ Clifford R. Miercort
Clifford R. Miercort
Its:	Management Committee Member

CHOCTAW GENERATION LIMITED
PARTNERSHIP, BY CHOCTAW
GENERATION, INC., ITS GENERAL
PARTNER

By:	/s/ Paul J. Cavicchi
Paul J. Cavicchi
Its:	President

STATE OF TEXAS	§

COUNTY OF DALLAS	§
BEFORE ME, the undersigned Notary Public in and for the State of Texas, on this day personally appeared Clifford R. Miercort, Management Committee Member of Mississippi Lignite Mining Company, known to me to be the person whose name is subscribed in the foregoing instrument, and acknowledged to me that he has executed the same for the purposes and considerations therein expressed and in the capacity therein stated.
GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 29th day of September, 2005.

/s/ Belinda Coleman
Notary Public, State of Texas

My Commission Expires:
11/20/2005

STATE OF TEXAS	§

COUNTY OF DALLAS	§
BEFORE ME, the undersigned Notary Public in and for the State of Texas, on this day personally appeared Paul J. Cavicchi, President of Choctaw Generation, Inc., General Partner of Choctaw Generation Limited Partnership, known to me to be the person whose name is subscribed in the foregoing instrument, and acknowledged to me that he has executed the same for the purposes and considerations therein expressed and in the capacity therein stated.
GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 29th day September, 2005.

/s/ Stephen R. Walters
Notary Public, State of Texas

My Commission Expires:
12/14/2008

EXHIBIT B
AMENDMENTS TO THE LIGNITE SALES AGREEMENT

Section 5.02    Scales, Right of lnspection and Accuracies. Buyer and Seller shall arrange for an appropriately certified independent third party to calibrate the Pay and Check Scales, respectively, at least twice per year. Both parties may, by mutual consent, waive third party calibration of the scales and perform such calibrations jointly. In such event, both Parties agree to be bound by the result of such joint calibration until the next semiannual calibration of the scales takes place. The cost of calibration of the Pay Scale and Check Scale, however accomplished, shall be shared equally by Buyer and Seller. Each Party shall have the right, at its own expense, to inspect the other Party's lignite sampling, weighing and the laboratory testing facilities, and to observe the other Party's sampling, weighing and analytical procedures. Either Party may request a calibration of the Pay Scale or Check Scales at any time. If the scales are found to be within manufacturer accuracy limits, the requesting Party will pay for the test; otherwise, the other Party shall pay for the test. If the scales are found to be in error outside the manufacturer's allowable tolerance of the base quantity being measured, the weights and corresponding invoices and payments shall be adjusted accordingly from the point of error, or if such point cannot be agreed upon between the Parties, such adjustment shall be for one-half (1/2) of the tonnage of Dedicated Lignite or Alternative Fuel delivered since the last determination of accuracy.

Section 8.02 Method of Billing and payment. Seller shall invoice Buyer on or after the fifth (5th) Day of Each Month for Dedicated Lignite or Alternative Fuel delivered during the immediately preceding Month. If there is insufficient information regarding quality, Seller may render an invoice using an estimate of quality using reasonably justifiable fuel quality assumptions, with appropriate adjustments to be made as soon as sufficient information is available. Buyer will make payment therefor, by bank wire transfer of funds to a bank account designated by Seller on or before the twenty-fifth (25th) Day after receipt of each invoice, except if Buyer has yet to receive payment from the Tennessee Valley Authority ("TV A") for the concurrent billing month pursuant to the PPOA, in which case Buyer will pay Seller as soon as is reasonably possible following Buyer's receipt of such payment from TVA.